Exhibit 4.5

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

AMENDMENT NO. 1 (this “Amendment No. 1”) dated as of March 18, 2013, to the Rights Agreement (the “Rights Agreement”), dated as of December 15, 2004, by and between Bill Barrett Corporation (the “Company”) and Computershare Shareowner Services LLC, formerly known as Mellon Investor Services LLC (the “Rights Agent”). Terms used herein but not defined shall have the meanings assigned to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time, and the Rights Agent shall, if the Company so directs, supplement or amend the Rights Agreement without the approval of any holders of Rights Certificates in accordance with the provisions of such Section 27;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement to provide that any Person that is a “Qualified Institutional Investor” (as defined herein) will not be deemed an “Acquiring Person”; and

WHEREAS, the Company has delivered to the Rights Agent a certificate stating that this Amendment No. 1 complies with Section 27 of the Rights Agreement and has directed the Rights Agent to amend the Rights Agreement as set forth herein.

NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

1. Section 1 of the Rights Agreement is hereby amended to include the following new definition in the appropriate alphabetical position, with the subsequent definitions being appropriately re-lettered and cross-references thereto being appropriately revised:

“Qualified Institutional Investor” shall mean, as of any time of determination, a Person that is described in Rule 13d-1(b)(1) promulgated under the Exchange Act (as such Rule is in effect on March 18, 2013) and is eligible to report (and does in fact report) beneficial ownership of Common Shares of the Company on Schedule 13G, if (i) such Person is not required to file a Schedule 13D (or any successor or comparable report) with respect to its beneficial ownership of Common Shares of the Company, (ii) such Person shall be the Beneficial Owner of less than 20% of the Common Shares of the Company then outstanding and (iii) such Person or an Affiliate of such Person shall have, as of March 18, 2013, reported beneficial ownership of greater than 5% of the Common Shares of the Company for a period of six consecutive calendar quarters and shall thereafter continuously beneficially own greater than 5% of the Common Shares of the Company then outstanding prior to the time of determination. Any Qualified

Institutional Investor that ceases to meet any of the eligibility requirements described in the preceding sentence immediately on such cessation shall cease to be a Qualified Institutional Investor.

2. The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

“Acquiring Person” shall mean any Person who or which, at any time after consummation of the IPO, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15%, or in the case of (x) the Grandfathered Stockholders, other than a Second Tier Grandfathered Stockholder, more than the Permitted Percentage, (y) a Second Tier Grandfathered Stockholder, the greater of 15% or such percentage as is beneficially owned by the related Existing Holders plus 1% or more of the Common Shares of the Company then outstanding, or (z) any Qualified Institutional Investor, 20%; provided that the term “Acquiring Person” shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit plan. Notwithstanding the foregoing, (1) no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% (or such other percentage as would otherwise result in such person becoming an Acquiring Person) or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall so become the Beneficial Owner of 15% (or such other percentage) or more of the Common Shares of the Company then outstanding by reason of an acquisition of Common Shares by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of an additional 1% of the outstanding Common Shares of the Company, then such Person shall be deemed to be an “Acquiring Person”; and (2) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to have become an “Acquiring Person” for any purposes of this Agreement.

3. Section 3(a) is hereby modified, amended and restated in its entirety as follows:

(a) Until the earlier of the Close of Business on (i) the tenth day after the Shares Acquisition Date or (ii) the tenth Business Day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of, or of the first public announcement (which, for purposes of this definition, shall include a report published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if, assuming the successful consummation thereof, such Person would be an Acquiring Person) of the intention of any Person (other than any of the Persons referred to in the preceding parenthetical) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 15% or, in the case of (i) a Grandfathered Stockholder other than a Second Tier Grandfathered Stockholder, more than its Permitted Percentage, (ii) a Second Tier Grandfathered Stockholder, the greater of 15% or such percentage as is beneficially owned by each Existing Holder plus 1%, or more of the then outstanding Common Shares, or (iii) any Qualified Institutional Investor, 20% (such date being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will (and the Rights Agent will, if so requested by written notice, and provided with a shareholders list and all other relevant information which the Rights Agent may request, at the expense of the Company) send or cause to be sent by first-class, insured, postage-prepaid mail, or overnight courier, to each record holder of Common Shares as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate evidencing one Right for each Common Share so held subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per Common Share has been made pursuant to Section 11 hereof, then at the time of distribution of the Right Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates and may be transferred by the transfer of the Right Certificates as permitted hereby, separately and apart from any transfer of Common Shares, and the holders of such Right Certificates as listed in the records of the Company or any transfer agent or registrar for the Rights shall be the record holders thereof. Until otherwise notified by the Company, the Rights Agent may presume conclusively for all purposes that the Distribution Date has not occurred.

4. Exhibit B to the Rights Agreement, being the form of Right Certificate, is hereby modified and amended by inserting in the third line of the first paragraph following the words “dated as of                  , 2004” the words “, as amended”.

5. The second paragraph of Exhibit C to the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or, in the case of a Grandfathered Stockholder, a Second Tier Grandfathered Stockholder or a Qualified Institutional Investor, respectively, such percentage as is specified in the Rights Agreement, or more of the outstanding Common Shares or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or, in the case of a Grandfathered Stockholder, a Second Tier Grandfathered Stockholder or a Qualified Institutional Investor, respectively, such percentage as is specified in the Rights Agreement, or more of the outstanding Common Shares (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto.

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IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed by the Company and the Rights Agent as of the day and year first written above.

BILL BARRETT CORPORATION

By:	/s/ R. Scot Woodall
	Name:	R. Scot Woodall
	Title:	Chief Executive Officer and President

COMPUTERSHARE SHAREOWNER SERVICES LLC

By:	/s/ Tiffany J. Skiles
	Name:	Tiffany J. Skiles
	Title:	Vice President, Relationship Manager